Exhibit 99.1

News Release

NYSE: BGH	BUCKEYE GP HOLDINGS L.P. Five TEK Park 9999 Hamilton Blvd. Breinigsville, PA 18031

Contact:	Stephen R. Milbourne,	08-01
Manager, Investor Relations

smilbourne@buckeye.com

(800) 422-2825

BUCKEYE GP HOLDINGS L.P. REPORTS 2007 FOURTH QUARTER RESULTS
AND INCREASES QUARTERLY DISTRIBUTION

Breinigsville, PA — January 24, 2008. . . MainLine Management LLC (“MainLine Management”), the general partner of Buckeye GP Holdings L.P. (NYSE:BGH) (“BGH”), today reported financial results for BGH for the fourth quarter of 2007.  BGH’s net income for the fourth quarter of 2007 was $7.8 million, or $0.27 per common unit, compared with net income of $3.0 million, or $0.11 per common unit, for the fourth quarter of 2006.  Revenue in the fourth quarter of 2007 increased to $143.8 million from revenue of $128.0 million in the fourth quarter of 2006.  Operating income increased in the fourth quarter of 2007 to $56.3 million from $43.7 million in the fourth quarter of 2006.

BGH reported net income for the full year 2007 of $22.9 million, or $0.81 per common unit compared with net income in 2006 of $8.7 million.  Revenue in 2007 increased to $519.3 million from revenue in 2006 of $461.8 million.  Operating income in 2007 increased to $195.4 million from operating income of $164.9 million reported for 2006.

BGH owns the general partner interest and incentive distribution rights associated with Buckeye Partners, L.P. (NYSE: BPL) (“BPL”) and reports its financial results on a consolidated basis with the financial results of BPL.  BGH currently has no operating activities separate from those conducted by BPL, and its cash flow is derived solely from cash distributions received from BPL and BPL’s subsidiary operating partnerships.

BGH also announced that the Board of Directors of MainLine Management declared a quarterly cash distribution of $0.285 per common unit, or $1.14 per common unit on an annual basis, payable on February 29, 2008, to unitholders of record on February 5, 2008.

Buckeye GP — 2007 Fourth Quarter Earnings

This cash distribution represents an increase in the quarterly distribution of 7.5 percent compared to the quarterly cash distribution of $0.265 paid in November 2007.

BGH  will host a conference call to discuss the fourth quarter 2007 results on Friday, January 25, 2008 at 11:00 a.m. Eastern Time.  Investors are invited to listen via the Internet, on either a live or replay basis at:

http://www.videonewswire.com/event.asp?id=45103.  Interested parties may participate in the call by joining the conference at (719) 325-4763 and referencing conference ID 9640526. An audio replay will also be available through January 30, 2008 by dialing (719) 457-0820 Code: 9640526.

Buckeye GP Holdings L.P. is a limited partnership that owns Buckeye GP LLC, the general partner of Buckeye Partners, L.P., and 100 percent of the incentive distribution rights in Buckeye Partners, L.P.  Buckeye GP Holdings L.P. also indirectly owns the general partnership interests in certain of the operating subsidiaries of Buckeye Partners, L.P.  More information concerning Buckeye GP Holdings L.P. is available at www.buckeyegp.com.  More information concerning Buckeye Partners, L.P. is available at www.buckeye.com.

* * * * *

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that MainLine Management believes to be reasonable as of today’s date.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership.  Among them are (1) the Partnership’s ability to pay distributions to its Unitholders; (2) the Partnership’s expected receipt of distributions and incentive distributions from Buckeye Partners, L.P. (“Buckeye”); (3) anticipated trends in Buckeye’s business; (4) price trends and overall demand for petroleum products in the United States in general and in Buckeye’s service areas in particular (economic activity, weather, alternative energy sources, conservation and technological advances may affect price trends and demands); (5) changes, if any, in laws and regulations, including, among others, safety, tax and accounting matters or Federal Energy Regulatory Commission regulation of  Buckeye’s tariff rates; (6) liability for environmental claims; (7) security issues affecting Buckeye’s assets, including, among others, potential damage to its assets caused by acts of war or terrorism; (8) unanticipated capital expenditures and operating expenses to repair or replace Buckeye’s assets; (9) availability and cost of insurance on Buckeye’s assets and operations; (10) Buckeye’s ability to successfully identify and complete strategic acquisitions and make cost saving changes in operations; (11) expansion in the operations of Buckeye’s competitors; (12) Buckeye’s ability to integrate any acquired operations into its existing operations; (13) shut-downs or cutbacks at major refineries that use Buckeye’s services; (14) deterioration in Buckeye’s labor relations; (15) changes in real property tax assessments; (16) disruptions to the air travel system; (17) interest rate fluctuations and other capital market conditions; (18) the Partnership’s future results of operations; (19) the

Partnership’s liquidity and ability to finance its activities; (20) market conditions in Buckeye’s industry; (21) conflicts of interest between Buckeye, its general partner and the Partnership; (22) the treatment of Buckeye or the Partnership as a corporation for federal income tax purposes or if the Partnership or Buckeye become subject to entity-level taxation for state tax purposes; and (23) the impact of governmental legislation and regulation on the Partnership and Buckeye. You should read the Partnership’s Annual Report on Form 10-K, and its most recently filed Form 10-Q, for a more extensive list of factors that could affect results.  The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

BUCKEYE GP HOLDINGS L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months		Twelve Months
	Ended		Ended
	December 31		December 31
	2007	2006	2007	2006
Revenue	$143,799	$128,001	$519,347	$461,760
Costs and expenses:
Operating expenses	69,953	67,092	255,744	227,374
Depreciation and amortization	10,117	10,184	40,236	39,629
General and administrative	7,446	7,026	28,014	29,884
Total costs and expenses	87,516	84,302	323,994	296,887
Operating income	56,283	43,699	195,353	164,873
Other income (expenses):
Investment income	430	471	1,490	1,410
Interest and debt expense	(12,030)	(13,822)	(51,721)	(60,702)
Total other income (expenses)	(11,600)	(13,351)	(50,231)	(59,292)
“Income before equity income and
non-controlling interest”	44,683	30,348	145,122	105,581
Equity income	1,287	1,621	7,553	6,219
Non-controlling interest expense	(38,197)	(28,965)	(129,754)	(103,066)
Net income	$7,773	$3,004	$22,921	$8,734

Earnings per common unit - diluted	$0.27	$0.11	$0.81

“Average number of common units-diluted”	28,300	28,300	28,300

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